EXHIBIT 10.6

LOAN AGREEMENT

This Agreement dated as of January 10, 2006, is among Bank of America, N.A. (the “Bank”), Radiant Logistics, Inc. (“Radiant”) and Airgroup Corporation (“Airgroup”) (Radiant and Airgroup are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”).

1.    DEFINITIONS

In addition to the terms that are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1    “Borrowing Base” means (a) 75% of the balance due on Acceptable Receivables if the Borrowers’ Funded Debt to EBITDA ratio (as defined herein) is less than or equal to 3.0X and (b) 70% of the balance due on Acceptable Receivables if the Borrowers’ Funded Debt to EBITDA ratio is greater than 3.0X and less than 3.25X.

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, dilution, customs charges, warehousemen’s or bailees’ charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which any Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

1.2    “Acceptable Receivable” means an account receivable which satisfies the following requirements:

(a)	The account has resulted from the performance of services by any Borrower in the ordinary course of such Borrower’s business.

(b)
There are no conditions which must be satisfied before the Borrowers are entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)	The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d)
The account is not the obligation of an account debtor who has asserted or may properly assert any counterclaims or offsets against the Borrowers (including offsets for any “contra accounts” owed by the Borrowers to the account debtor for goods purchased by the Borrowers or for services performed for the Borrowers).

(e)
The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f)
The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)	The Borrowers have sent an invoice to the debtor in the amount of the account.

(h)
The Borrowers are not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor’s obligation to pay the account. The Borrowers have taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrowers as a foreign corporation authorized to transact business in such state.

(i)	The account is owned by the Borrowers free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)	The debtor upon the account is not any of the following:

(i)	An employee, affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower.

(ii)
The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrowers comply with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrowers.

(iii)	Any state, county, city, town or municipality.

(iv)	Any person or entity located in a foreign country.

(k)	The account is not in default. An account will be considered in default if any of the following occur:

(i)	The account is not paid within ninety (90) days from its invoice date;

(ii)	The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)	Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(l)	The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

(m)	The account does not arise from the sale of goods which remain in any Borrower’s possession or under the Borrower’s control.

(n)	The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to any Borrower under any other obligation that is evidenced by a promissory note.

(o)	The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables that are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor’s concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 20% of the total amount of the Borrowers’ Acceptable Receivables.

1.3    “Credit Limit” means the amount of Ten Million and 00/100 Dollars ($10,000,000.00).

1.4    “Permitted Acquisition” means an acquisition of a company by Radiant, whether by stock purchase, asset purchase, stock exchange, merger, consolidation or otherwise, that meet the following conditions and requirements:

(a)	No default shall have occurred and be continuing, and after giving effect to such acquisition, no default shall have occurred and be continuing;

(b)
The company that is the subject and target of such proposed acquisition (the “Target”) is engaged in the conduct of business in the transportation and logistics industry materially similar to that of Radiant;

(c)	The proposed purchase price to be paid by Radiant in connection with such proposed acquisition shall be consistent with the business and acquisition historical model of Radiant;

(d)
Internally prepared quarterly projected financial statements (including balance sheet, profit and loss statement, cash flow statement and availability report) for a period of 12 months following the proposed closing date of the proposed acquisition, prepared on a consolidated basis for Radiant and the Target (but having a separate column for the status and performance of the Target, and including consolidating numbers for the end of such 12 month period) including a demonstration of continued compliance with all financial covenants set forth in this Agreement during such 12 month period (“Acquisitions Projections”) shall have been provided to the Bank and are reasonably satisfactory to the Bank;

(e)
All documents, instruments and agreements, and the terms and conditions thereof, specifically including all purchase agreements, merger agreements, documents relating to the creation of new subsidiaries by Radiant in connection with the proposed acquisition, documents, certificates and other evidences showing that all approvals necessary in connection with such proposed acquisition as contemplated by the parties to the proposed acquisition and/or required by law have been obtained and all other documents relating to any transactions to be consummated in connection with such proposed acquisition (“Acquisition Documents”) shall have been provided to and are consistent with the description of the transaction given to the Bank by Radiant and do not reflect any violation or reasonably likely violation of this Agreement or applicable law;

(f)
The number of Permitted Acquisitions consummated and closed by Radiant during each year following the date of this Agreement shall not exceed three (3) such Permitted Acquisitions and shall not exceed $7,500,000 aggregate cash purchase price financed by the incurrence of funded debt (excluding from such calculation in this clause (f) any stock only, no cash transaction).

(g)	Radiant has provided a certificate that all of the conditions set forth herein have been met.

(h)	Borrowers shall, and after giving effect to the funding of such proposed acquisition, have undrawn borrowing availability under Facility No. 1 of at least $2,000,000.

(j)
The conditions precedent set forth in clauses (d) and (e) shall be completed at least twenty (20) business days prior to the date any such proposed Permitted Acquisition is to be consummated and closed.

(k)
If Radiant desires to include the accounts of the newly acquired subsidiary as Acceptable Receivables, the Bank shall first have completed a field audit and examination of such new subsidiary (“Acquisition Field Audit”), the conduct of which (including the access provided to the Bank to the books and records, employees and locations of the Target) and results of which must be satisfactory to the Bank, no later than twenty (20) business days prior to the date on which Radiant wishes to include such accounts as Acceptable Receivables.

(l)
The newly acquired subsidiary shall become a Borrower under this Agreement and shall execute and deliver a security agreement to grant the Bank a security interest in its personal property, including without limitation, accounts, equipment, furniture, fixtures, inventory and general intangibles.

(m)	The Airgroup Corporation acquisition shall be a Permitted Acquisition.

2.    FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1    Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the “Facility No. 1 Commitment”) is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b)	This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c)
The Borrowers agree not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank’s demand.

2.2    Availability Period. The line of credit is available between the date of this Agreement and February 1, 2008, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrowers a written notice of renewal effective as of the Facility No. 1 Expiration Date for the line of credit (the “Renewal Notice”). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. The Borrower specifically understands and agrees that the interest rate applicable to this line of credit may be increased upon renewal and that the new interest rate will apply to the entire outstanding principal balance of the line of credit. If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank’s option; provided that the Bank shall not charge a fee for any renewal occurring before March 31, 2007. The amount of any renewal fee will be specified in the Renewal Notice. The Bank shall conduct an annual review to determine whether the Bank, in its sole discretion, shall renew this Facility No. 1.

2.3    Conditions to Availability of Credit. In addition to the items required to be delivered to the Bank under the paragraph entitled “Financial Information” in the “Covenants” section of this Agreement, the Borrowers will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)	A borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables on which the requested extension of credit is to be based.

(b)	Copies of the invoices or the record of invoices from each Borrower’s sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)	Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d)	Copies of the cash receipts journal pertaining to the borrowing certificate.

2.4    Repayment Terms.

(a)
The Borrowers will pay interest on outstanding principal beginning February 10, 2006, for the month ending January 31, 2006, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)
The Borrowers will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

2.5    Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate plus the Applicable Margin as defined below.

(b)
The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

2.6    Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrowers may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

(a)	The LIBOR Rate plus the Applicable Margin as defined below.

2.7    Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in the “Covenants” section of this Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrowers’ most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 4 set forth below:

Applicable Margin (in percentage points per annum)
Pricing Level	Funded Debt to EBITDA Ratio	Banks Prime	LIBOR
1	≥3.00:1, but ≤3.25:1	minus -0.15	LIBOR rate plus 2.25
2	≥2.50:1,< 3.00:1	minus -0.5	LIBOR rate plus 1.95
3	≥1.50:1, but < 2.50:1	minus -0.75	LIBOR rate plus 1.75
4	Below 1.50:1	minus -1	LIBOR rate plus 1.55

The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrowers fail to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

2.8    Letters of Credit.

(a)	During the availability period, at the request of the Borrowers, the Bank will issue:

(i)
standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend more than ninety (90) days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed One Million and 00/100 Dollars ($1,000,000.00).

(c)
In calculating the principal amount outstanding under the Facility No. 1 Commitment for purposes of availability under Facility No. 1, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed. In calculating the principal amount outstanding under Facility No. 1 for purposes of determining actual advances and interest due, only those letters of credit drawn and not yet reimbursed shall be included.

(d)	The Borrowers agree:

(i)
Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default and acceleration under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)
The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other customary and standard fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(vi)	To allow the Bank to automatically charge its checking account for agreed upon applicable fees, discounts, and other charges.

3.    OPTIONAL INTEREST RATES

3.1    Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on February 10, 2006, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of each interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrowers have designated another optional interest rate for the Portion.

3.2    LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)
The interest period during which the LIBOR Rate will be in effect will be one month. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

(c)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate = London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)
“London Inter-Bank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)
“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)
The Borrowers shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	The LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f)
Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)	The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)
The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Prepaid Installment under this Agreement.

(ii)
The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(iii)
If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate. The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

(h)	The following definitions will apply to the calculation of the prepayment fee:

(i)
“Original Payment Dates” mean the dates on which the prepaid principal would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the fixed rate interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

(ii)	“Prepaid Installment” means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

(iii)
“Treasury Rate” means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date. The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. Each of the rates is the Bank’s estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate..

4.    COLLATERAL

4.1    Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrowers’ obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by any of the Borrowers securing this Agreement shall also secure all other present and future obligations of any of the Borrowers to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of any of the Borrowers to the Bank shall also secure this Agreement.

(a)	Equipment, Furniture and Fixtures owned by each Borrower.

(b)	Inventory owned by each Borrower.

(c)	Receivables owned by each Borrower.

(d)	Patents, trademarks and other general intangibles owned by each Borrower.

5.    FEES AND EXPENSES

5.1    Fees.

(a)
Loan Fee. The Borrowers agree to pay a loan fee in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00). Twenty-Five Thousand and 00/100 Dollars ($25,000) of this fee is due upon execution of the commitment letter and Twenty-Five Thousand and 00/100 Dollars ($25,000) of this fee is due on the date of this Agreement.

(b)
Unused Commitment Fee. The Borrowers agree to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit they actually use, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.1% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

This fee is due on April 30, 2006, for the quarter ending March 31, 2006, and on the last day of the monthfollowing each quarter’s end until the expiration of the availability period (e.g., April 30, July 31, October 31 and January 31).

(c)
Late Fee. To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

5.2    Expenses. The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

5.3    Reimbursement Costs.

(a)
The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)
The Borrowers agree to reimburse the Bank for the cost of periodic field examinations of the Borrowers’ books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers. Unless the Borrowers are in default, field examinations will be conducted no more frequently than annually.

6.    DISBURSEMENTS, PAYMENTS AND COSTS

6.1    Disbursements and Payments.

(a)
Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrowers’ statement or at one of the Bank’s banking centers in the United States.

(b)
Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

6.2    Requests for Credit; Equal Access by all Borrowers. If there is more than one Borrower, any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

6.3    Telephone and Telefax Authorization.

(a)
The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of any of the Borrowers, or any other individual designated by any one of such authorized signers.

(b)
Advances will be deposited in and repayments will be withdrawn from account number ____________ owned by Radiant or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers.

(c)
The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

6.4    Direct Debit (Pre-Billing).

(a)
The Borrowers agree that the Bank will debit deposit account number ____________ owned by Radiant or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrowers become due (the “Due Date”).

(b)
Prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrowers. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)
The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

(d)
The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e)	The Borrowers may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

6.5    Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day that is not a banking day will be due on the next banking day. All payments received on a day that is not a banking day will be applied to the credit on the next banking day.

6.6    Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal that are not paid when due under this Agreement shall continue to bear interest until paid.

6.7    Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.8    Overdrafts. At the Bank’s sole option in each instance, the Bank may do one of the following:

(a)
The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of any Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)	The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of any Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrowers to create overdrafts on any of the Borrowers’ accounts with the Bank.

6.9    Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrowers’ accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank’s option, be charged to the Borrowers.

7.    CONDITIONS

Before the Bank is required to extend any credit to the Borrowers under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

7.1    Authorizations. If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2    Governing Documents. If required by the Bank, a copy of the Borrowers’ organizational documents.

7.3    Security Agreements. Signed original security agreements covering the personal property collateral described in the Section entitled “Collateral”.

7.4    Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

7.5    Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

7.6    Good Standing. Certificates of good standing for each Borrower as applicable from its state of formation and from any other state in which such Borrower is required to qualify to conduct its business.

7.7    Landlord Agreement. For any personal property collateral located at 1223 and 1227 120th Avenue NE, Bellevue, Washington 98005, an agreement for the removal of the collateral, signed by the owner of the real property and the holder of any mortgage or deed of trust on the real property; provided that Borrowers shall have until February 29 to deliver such agreements.

7.8    Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

8.    REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, the Borrowers make the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

8.1    Formation. If any Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

8.2    Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3    Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4    Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5    No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

8.6    Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrowers’ (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any guarantor). If any Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

8.7    Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair such Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8    Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

8.9    Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10    Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.11    Tax Matters. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

8.12    No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13    Insurance. Each Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

9.    COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1    Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for Working Capital and provide senior debt to partially finance the acquisition of Airgroup.

9.2    Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)
Within one hundred fifty (150) days of the fiscal year end, the annual financial statements of the Borrowers. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(b)
Within forty-five (45) days of the period’s end (including the last period in each fiscal year), quarterly financial statements of the Borrowers, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c)
Within one hundred fifty (150) days of the end of each fiscal year and within forty-five (45) days of the end of each quarter, a compliance certificate of each Borrower signed by an authorized financial officer, and setting forth (i) the information and computations (in sufficient detail) to establish that each Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

(d)
A borrowing certificate setting forth the amount of Acceptable Receivables as of the last day of each month within twenty (20) days after month end and, upon the Bank’s request, copies of the invoices or the record of invoices from each Borrower’s sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing certificate.

(e)	A detailed aging of the Borrowers’ receivables by invoice or a summary aging by account debtor, as specified by the Bank, within twenty (20) days after the end of each month.

(f)	If requested by the Bank, a summary aging by vendor of accounts payable within twenty (20) days after the end of each month.

(g)	If the Bank requires the Borrowers to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrowers, a schedule of the amounts so collected and delivered to the Bank.

(h)	Within one hundred fifty (150) days of the end of each fiscal year, the Borrowers’ forecasted budget of profit and loss, balance sheet and statement of cash flows for the following fiscal year.

(i)
Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers’ obligations to the Bank as the Bank may request.

(j)	Annual Exam of Borrower’s books and records

9.3    Profitability. Not to incur on a consolidated basis, a net loss before taxes, amortization of acquired intangibles and extraordinary items in any two consecutive quarterly accounting periods.

9.4    Funded Debt to EBITDA Ratio. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.25:1.0.

‘‘Funded Debt’’ means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

‘‘EBITDA’’ means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. plus Equity Credits and other non-cash charges plus the “Add-On Amount” specified below. The Add-On Amount for the quarter ended 3/31/06 shall be $1,087,500, for the quarter ended 6/30/2006 shall be $725,000 and for the quarter ended 9/30/2006 shall be $362,500. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The Add-On Amount shall not be cumulative in calculating results for the twelve-month period.

“Equity Credits” means with respect to any measurement period the expenses incurred in the ordinary course of business paid through the issuance of common stock (or options to purchase stock) in Radiant.

9.5    Basic Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.1:1.0.

‘‘Basic Fixed Charge Coverage Ratio’’ means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The Add-On Amount shall not be cumulative in calculating results for the twelve-month period. The current portion of long-term liabilities will be measured as of the last day of the calculation period. Amounts outstanding under Facility No. 1 shall not be considered current obligations.

9.6    Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)    Acquiring goods, supplies, or merchandise on normal trade credit.

(b)    Endorsing negotiable instruments received in the usual course of business.

(c)    Obtaining surety bonds in the usual course of business.

(d)    Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(f)    Additional debts and lease obligations for business purposes which, together with the debts permitted under subparagraph(s) ___, above, do not exceed a total principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) outstanding at any one time.

9.7    Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a)    Liens and security interests in favor of the Bank.

(b)    Liens for taxes not yet due.

(c)    Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

9.8	Maintenance of Assets.

(a)    Not to sell, assign, lease, transfer or otherwise dispose of any part of any Borrower’s business or any Borrower’s assets except in the ordinary course of business.

(b)    Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)    Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)    To maintain and preserve all material rights, privileges, and franchises the Borrowers now have.

(e)    To make any repairs, renewals, or replacements to keep the Borrowers’ properties in good working condition.

9.9    Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrowers’ current subsidiaries and subsidiaries, assets or operations acquired as Permitted Acquisitions.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

9.10    Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrowers’ current subsidiaries and subsidiaries acquired as Permitted Acquisitions.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

9.11    Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrowers.

9.12    Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of any Borrower that is a subsidiary of Radiant.

9.13	Additional Negative Covenants. Not to, without the Bank’s written consent and except as or incident to a Permitted Acquisition:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)    Acquire or purchase a business or its assets other than a Permitted Acquisition.

(c)    Engage in any business activities substantially different from each Borrower’s present business.

(d)    Liquidate or dissolve any Borrower’s business.

(e)    Voluntarily suspend any Borrower’s business for more than two (2) days in any thirty (30) day period.

9.14    Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over One Hundred Thousand and 00/100 Dollars ($100,000.00) against any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(b)	Any substantial dispute between any governmental authority and any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
Any material adverse change in any Borrower’s (or any guarantor’s, or, if any Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in any Borrower’s name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

(f)
Any actual contingent liabilities of any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate.

9.15    Insurance.

(a)
General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers’ properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrowers’ business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full value of the collateral. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.16    Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over any Borrower’s business. The Bank shall have no obligation to make any advance to any Borrower’s except in compliance with all applicable laws and regulations and any Borrower’s shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.17    ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.18    Books and Records. To maintain adequate books and records.

9.19    Audits. To allow the Bank and its agents to inspect each Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers’ properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

9.20    Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.21    Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

10.    DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1    Failure to Pay. The Borrowers fail to make a payment under this Agreement within five (5) days after the date when due.

10.2    Other Bank Agreements. Any default occurs under any other agreement any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if any Borrower is comprised of the trustees of a trust, any trustor. If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered and event of default under this Agreement for a period of fifteen (15) days after the date on which the Bank gives written notice of the breach to the Borrowers.

10.3    Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has obtained from anyone else or which any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has guaranteed if the default is not cured within fifteen (15) days.

10.4    False Information. Any Borrower or any Obligor has given the Bank false or misleading information or representations.

10.5    Bankruptcy. Any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within 90 days, or any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor makes a general assignment for the benefit of creditors.

10.6    Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

10.7    Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.8    Judgments. Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

10.9    Death. If any Borrower or any Obligor is a natural person, such Borrower or such Obligor dies or becomes legally incompetent; if any Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if any Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

10.10    Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

10.11    Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower’s or any Obligor’s financial condition or ability to repay.

10.12    Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

10.13    ERISA Plans. Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.

10.14    Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by any Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrowers or the Bank. If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of fifteen (15) days after the date on which the Bank gives written notice of the breach to the Borrowers.

11.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1    GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2    Washington Law. This Agreement is governed by Washington state law.

11.3    Successors and Assigns. This Agreement is binding on the Borrowers’ and the Bank’s successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrowers (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

11.4    Arbitration and Waiver of Jury Trial

(a)
This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

11.5    Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6    Attorneys’ Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.7    Joint and Several Liability. This paragraph shall apply if two or more Borrowers sign this agreement:

(a)
Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)
Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)
Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)
Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)
Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)
The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)
Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)
Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

11.8    One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c)	are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

11.9    Disposition of Schedules and Reports. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrowers. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

11.10    Intentionally Omitted.

11.11    Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

11.12    Waiver of Confidentiality. The Borrowers authorize the Bank to discuss the Borrowers’ financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrowers, and authorize such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrowers as the Bank may request.

11.13    Indemnification. The Borrowers will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrowers’ sales or leases to or performance of services for debtors obligated upon the Borrowers’ accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers’ obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand. This indemnity shall not include any loss, liability, damages, judgment or cost determined by court of competent jurisdiction to have resulted from the Bank’s gross negligence or willful misconduct.

11.14    Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.15    Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.16    Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.17    Borrowing Agent. Each Borrower hereby irrevocably designates and appoints Radiant to be its attorney and agent-in-fact with respect to all matters under and pertaining to this Agreement, including without limitation, in connection with advance and interest rate requests and designation procedures set forth in this Agreement, and in connection with all procedures regarding the giving of notice to the Borrowers, or any one or more of them set forth in this Agreement and to borrower, request advances, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of each such Borrower in connection with this Agreement or any related document, and hereby authorizes the Bank to pay over or credit all proceeds of any advances hereunder in accordance with the requests and instructions of Radiant, including without limitation, instructions to pay such proceeds to Radiant or an account maintained or controlled by Radiant. The Bank may rely on all communications and instructions of any kind received from Radiant as though such communication or instruction had been received from each Borrower.

This Agreement is executed as of the date stated at the top of the first page.

Borrowers:		Bank:

Radiant Logistics, Inc.		Bank of America, N.A.

By:	/s/ Bohn H. Crain	By:	/s/

	Bohn H. Crain, CEO & CFO		Authorized Signer

Airgroup Corporations

By:	/s/ Bohn H. Crain

Bohn H. Crain, CEO

Address where notices to Radiant Logistics, Inc. are to be sent:		Address where notices to the Bank are to be sent:

1604 Locust Street, 3rd Flr Philadelphia, PA 19103		Seattle - Attn: Notice Desk WA1-501-13-03 800 Fifth Avenue Seattle, WA 98104-3122

Telephone:	215-545-2863	Facsimile:	206-358-3286
Facsimile:	212-545-2862

Address where notices to Airgroup Corporation are to be sent:

1227 120th Avenue Northeast Bellevue, WA 980105

Telephone:
Facsimile: